Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 9, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Uroplasty, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2014.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Uroplasty, Inc. on Forms S-8 (File No. 333-192155, File No. 333-181659, File No. 333-137410, File No. 333‑137409 and File No. 333-107110).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 9, 2014